UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 27, 2013

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2013, IMAX Corporation (the “Company”) amended the terms of its employment agreement with Greg Foster (the “Amendment”). Under the terms of the Amendment, Mr. Foster, who formerly served as the Company’s Chairman & President, Filmed Entertainment, will serve as Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation effective July 1, 2013. The term of Mr. Foster’s employment term, which was set to expire July 1, 2013, has been extended through July 1, 2016. Under the terms of the Amendment, effective July 1, 2013, Mr. Foster’s annual salary is $900,000 and he continues to be entitled to participate in the Management Bonus Plan with a target annual performance bonus of 70% of his base salary.

Pursuant to the Amendment, on July 1, 2013, Mr. Foster was granted 161,538 stock options and 21,574 restricted share units (“RSUs”), which are subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan. In addition, under the terms of the Amendment, Mr. Foster will receive annual equity awards with a value of $1.8 million in each of March 2014 and March 2015. The 2014 grant will be comprised of 60% stock options and 40% RSUs and the 2015 grant will be comprised of 50% stock options and 50% RSUs. All stock options and RSUs granted pursuant to the Amendment will vest over a three year period, with one-third of the grants vesting on the first, second and third anniversary of the applicable grant dates. In the event that the Company elects not to renew Mr. Foster’s employment agreement at the end of its term, the vesting of the stock options and RSUs granted pursuant to the Amendment will accelerate.

If Mr. Foster is terminated without cause upon a change of control and the total value of vested stock options and RSUs granted pursuant to the Amendment is less than $5 million, then Mr. Foster will be eligible to receive a cash payment equal to the difference between (i) the value of Mr. Foster’s vested stock options and RSUs granted pursuant to the Amendment measured as of the date of the termination, and (ii) $5 million.

Under the terms of the Amendment, the Company will continue to pay premiums for a term life insurance policy or policies with an aggregate value of $3 million for the benefit of a beneficiary designated by Mr. Foster. In addition, for a period of five years beginning in July 2015, the Company will pay premiums of up to $135,000 annually for life insurance for Mr. Foster. Prior to July 2015, the Company will continue to pay premiums of up to $135,000 on life insurance for Mr. Foster. The Company will cease to pay the $135,000 in premiums for life insurance on Mr. Foster’s resignation, termination without cause or failure to renew his employment agreement. Payments of the premiums on any life insurance paid pursuant to the Amendment will be a taxable benefit to Mr. Foster.

Pursuant to the Amendment, in the event of a termination without cause, Mr. Foster is entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his target bonus, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would continue to receive his base salary, target bonus and benefits for the greater of (i) the remainder of his employment term, and (ii) 12 months.

As per the Amendment, Mr. Foster will no longer be entitled to a minimum bonus.

During the term of his employment, Mr. Foster will be reimbursed for tuition and reasonable expenses of up to $100,000 related to his attendance at an executive MBA program (the “Program”) of his choice in the United States. If Mr. Foster voluntarily resigns from the Company or does not renew his employment agreement with the Company within two years after completion of the Program, he must reimburse the Company for 50% of the amount paid by the Company for the Program.

The restrictive covenants of Mr. Foster’s existing employment agreements, including non-competition provisions, as well as other provisions not modified by the amendment, remain in force. Mr. Foster’s previous employment agreement expired as of July 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date: July 2, 2013	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Chief Business Development Officer

	By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Chief Administrative Officer & Corporate Secretary